Exhibit 10.14

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

PRINCIPIA BIOPHARMA INC.

for

RSK Inhibitors and Novel Electrophiles

UC Case Nos. SF2003-057 & SF2009-119

TABLE OF CONTENTS

(continued)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

-i-

TABLE OF CONTENTS

(continued)

Article No. Title		Page

30.	COMPLIANCE WITH LAWS	38

31.	CONFIDENTIALITY	38

32.	MISCELLANEOUS	40

CONSENT TO SUBSTITUTION OF PARTY		1

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

-ii-

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

for

“RSK Inhibitors and Novel Electrophiles”

This amended and restated license agreement (“Agreement”) is made effective this 31st day of May, 2012 (“Amendment Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, California 94107 and Principia Biopharma Inc., a Delaware corporation, having a principal place of business at 400 East Jamie Court, Suite 302, South San Francisco, California 94080 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “Preparation and Use of Selective Serine/Threonine Kinase Inhibitors” (UC Case No. SF2003-057) and “Inhibitors of p90 RSK” (UC Case No. SF2009-119) (collectively “Invention”), were made in the course of research at UCSF by Drs. Kevan Shokat, Michael Cohen, Rebecca Maglathlin, Iana Serafimova, Rand Miller, Ville Paavilainen and Chao Zhang, all employees of UCSF at the time the invention was made, and Dr. Jack Taunton, an employee of the Howard Hughes Medical Institute (“HHMI”) and a faculty member at UCSF, (collectively, the “Inventors”) and are claimed in Patent Rights as defined below.

B. The development of the Invention was sponsored in part by the National Institutes of Health and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

C. HHMI assigned its rights in the Invention to The Regents under the terms of the interinstitutional agreement with HHMI having UC Control No. 1986-18-0017 (“HHMI Interinstitutional Agreement”), and accordingly, The Regents has the authority to license the entire interest in the Invention and any patent rights claiming the Invention. Under the terms of the HHMI Interinstitutional Agreement, HHMI has reserved nonexclusive, paid-up, royalty-free, irrevocable licenses, with no right to sublicense others, to make and use the invention for research purposes.

D. The Licensee has evaluated the Invention under a Mutual Nondisclosure Agreement with The Regents with an effective date of March 6, 2009.

E. The Licensee and The Regents have executed a Letter of Intent (UC Control No. 2009-30-0052) with an effective date of April 25, 2009.

F. The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

G. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

H. The Licensee, as of the Effective Date, is a “small business firm” as defined in 15 U.S.C. §632.

I. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein, it being understood that if royalties are paid under this Agreement for any product, service or method subject to this Agreement, Earned Royalties will not be due under the T3 License Agreement (as defined below) for such product, service or method.

J. Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee’s or a Sublicensee’s last act of infringement of Patent Rights within the control of the Licensee or a Sublicensee, regardless of whether the Licensee or a Sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

K. The parties entered into that certain Exclusive License Agreement, dated November 7, 2009 (the “Effective Date”), and amended such agreement on October 14, 2010 and February 9, 2011 (as amended, the “Original Agreement”). The Licensee and The Regents now desire to amend further the Original Agreement, and restate the Original Agreement in its entirety with this Agreement.

L. The parties are also parties to that certain Exclusive License Agreement, dated September 30, 2011 (the “T3 License Agreement”).

— oo 0 oo —

The parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors of such entity; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock of such entity or voting rights of such entity as permitted by local law.

1.2 “Attributed Income” means the total gross proceeds (exclusive of Earned Royalties of Sublicensees, but including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other form of consideration to which a fair market value can be assigned and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense under the license

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

granted by The Regents in Section 2.1. Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense or such agreement, arrangement or other relationship to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee or any Affiliate up to [*] of the fair market value; (iii) reimbursements of Patent Prosecution Costs actually incurred by the Licensee; and (iv) research and/or development fees received by or payable to Licensee from Sublicensee as reimbursement or advance payment for bona fide costs of ongoing and/or future research and/or development services or activities to be undertaken by Licensee under such sublicense directly related to this Agreement, and provided at or below applicable industry standard rates for such services or activities within the same industry. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Paragraph 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Sublicensee; provided that any amounts received by the Licensee in consideration for both the grant of a sublicense under the Patent Rights and a license under other patents or know-how owned or controlled by the Licensee (including any patents licensed under the T3 License Agreement) shall be allocated by mutual agreement between The Regents and the Licensee, such agreement not to be unreasonably withheld, among the Patent Rights and all other such patents and know-how licensed, and only the portion allocated to the Patent Rights shall be Attributed Income under this Agreement.

1.3 “Diagnostic Licensed Product” means a Licensed Product that is used for diagnostic and/or prognostic applications.

1.4 “Earned Royalty” means the Royalty (as defined in Paragraph 8.1).

1.5 “Field of Use” means all fields and all uses.

1.6 “Indexed Milestone Payment” is defined in Paragraph 5.2.

1.7 “Joint Venture” means any entity which, directly or indirectly, owns or is owned by Licensee, but at an ownership level below that set forth in the definition of Affiliate under Section 1.1, which entity has been granted a sublicense to manufacture, use, purchase, Sell or acquire Licensed Products from the Licensee.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.8 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.9 “Licensed Product(s)” means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.10 “Licensed Service” means any service provided for consideration (whether in cash or any other form of consideration to which a fair market value can be assigned), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

1.11 “Net Invoice Price” means the gross invoice price charged by (or, where no such price is charged, the value of any other consideration owed to) the Licensee or any Sublicensee for a Licensed Product, Licensed Method or Licensed Service, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other form of consideration owed to which a fair market value can be assigned, and are identified separately on a bill or invoice:

1.11.1	Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;

1.11.2	Freight, transport packing and insurance charges associated with transportation;

1.11.3

Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales. “Deductible Value Added Tax” means only the portion of the value added tax that is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.11.4

Normal and customary discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product or Licensed Service that is included in such formulary program, as permitted by applicable law;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.11.5

Normal and customary wholesaler’s discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product or Licensed Service that is included in such formulary program, as permitted by applicable law; and

1.11.6	Rebates and discounts paid or credited pursuant to applicable law.

In those instances where the Licensed Product, Licensed Method or Licensed Service is combined in any manner with any other Product or service, Net Sales shall be calculated as:

A/(A+B) x [Net Sales, calculated without regard to this formula, of the combination], where “A” is the average invoice price in the country of sale of the Licensed Product, Licensed Method or Licensed Service when Sold separately, and “B” is the average invoice price in the country of sale of each other Product or service contained within or used in the combination when Sold separately. If either the Licensed Product, Licensed Method or License Service or other Product or service is not sold separately, then Net Sales for such Sale shall be calculated by multiplying the Net Sales of the combination, calculated without regard to this formula, by a fraction that represents the market value that the Licensed Product contributes to the total value of the combination, as determined by the parties in good faith.

1.12 “Net Sale” means:

1.12.1	except in the instances described in Paragraphs 1.12.2, 1.12.3 and 1.12.4, the Net Invoice Price;

1.12.2

for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the highest of either (i) the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product or Licensed Service or (ii) the Net Invoice Price paid for the Licensed Product or Licensed Service by the Relationship-Influenced Sale Purchaser;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.12.3

in those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of such Licensed Product or Licensed Service currently being offered for Sale by the Licensee or any Sublicensee. Where such Licensed Product or Licensed Service is not currently Sold or offered for Sale by the Licensee or any Sublicensee, the Net Sales for Licensed Product or Licensed Service otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products or services of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products or services are not currently Sold or offered for Sale by the Licensee or any Sublicensee, or others, then the Net Sales shall be the Licensee’s or any Sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the Licensed Service, determined according to Generally Accepted Accounting Principles (“GAAP”), [*]; and

1.12.4	for a Re-Sale or Exploitation, Net Sales shall mean the Net Invoice Price upon the Re-Sale or Exploitation of a Licensed Product or Licensed Service.

Net Sales shall not include any amount for the disposition of Licensed Product in reasonable quantities for (a) conducting clinical trials to obtain regulatory approval to commercialize such Licensed Product, (b) samples (promotional or otherwise), or (c) donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) or patient assistance or compassionate use programs.

1.13 “New Developments” means inventions, or claims to inventions, owned or otherwise controlled by The Regents which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.14 “Patent Prosecution Costs” is defined in Paragraph 20.4.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.15 “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Patent or Application Number	Filing or Issue Date
SF2003-057-1	[*]	[*]
SF2003-057-2	[*]	[*]
SF2003-057-3	[*]	[*]
SF2003-057-4	[*]	[*]
SF2003-057-5	[*]	[*]
SF2009-119-1	[*]	[*]
SF2009-119-2	[*]	[*]

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications (requested under Paragraph 20.5 herein) and any reissues, certificates of reexamination, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application). This definition of Patent Rights excludes any rights in and to New Developments.

1.16 “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.17 “Re-Sale or Exploitation” means those instances where a Sublicensee acquires a Licensed Product or Licensed Service (from the Licensee or another Sublicensee) and then subsequently Sells or otherwise exploits such Licensed Product or Licensed Service.

1.18 “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product or Licensed Service, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product or Licensed Service than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.19 “Relationship-Influenced Sale” means a Sale of a Licensed Product or Licensed Service, or any exploitation of the Licensed Product or Licensed Method, between the Licensee or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee, or a Sublicensee.

1.20 “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

1.21 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration to which a fair market value can be assigned. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.22 “Service Income” means Net Sales with respect to Licensed Services. Service Income shall not include, and is excluded from, Attributed Income.

1.23 “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.24 “Sublicense Fee” is defined in Paragraph 7.1.

1.25 “T2 Licensed Products” means all Licensed Products under this Agreement that do not meet the definition of Licensed Products (as defined in the T3 License Agreement) under the T3 License Agreement.

1.26 “T2/T3 Licensed Products” means all Licensed Products under this Agreement that also meet the definition of Licensed Products (as defined in the T3 License Agreement) under the T3 License Agreement.

1.27 “T3 Licensed Products” means all products that meet the definition of Licensed Products (as defined in the T3 License Agreement) under the T3 License Agreement, but that do not meet the definition of Licensed Products under this Agreement.

1.28 “Therapeutic Licensed Product” means a Licensed Product that is used to prevent, treat or cure one or more diseases and/or conditions.

1.29 “Third Party Compound” means any Licensed Product consisting of a compound identified and developed either by the Licensee, or by a third party and provided by such third party to Licensee for further development by Licensee, containing electrophile group platform technology covered by the Patent Rights licensed to Licensee under this Agreement. For avoidance of doubt, any compounds identified and developed by Dr. Jack Taunton or the other Inventors at UCSF will not be considered “Third Party Compounds.”

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.30 “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded or, if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.	GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by HHMI set forth in the Background and in Paragraph 2.3.1, The Regents grants to the Licensee a license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2 Except as provided in Paragraphs 2.3.1, 2.3.2 and 2.3.3 of this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive.

2.3 The license granted in Paragraphs 2.1 is subject to the following:

2.3.1

The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.3.2

the paid-up, non-exclusive, irrevocable licenses reserved by HHMI to make and use the Invention for its research purposes. Such licenses reserved by HHMI specified in the recitals and the immediately prior sentence do not include the right to sublicense others; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.3.3

the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time) and HHMI’s statement of policy on research tools. Note: HHMI’s policy can be found at http://www.hhmi.org/about/research/policies.html#sharing

2.4 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, and any technology owned by The Regents relating to the Invention and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities, and including publication and other communication of any research results. The Regents agrees to inform any commercial entities seeking the use of any such Patent Rights of the existence of this Agreement. Any transfer of tangible materials covered by the Patent Rights shall be pursuant to a materials transfer agreement similar in form and substance to Appendix B. The Licensee may request a list of institutions which received any such materials every six months. For the avoidance of doubt, to the extent the Invention, any biological materials and any technology relating to any of the foregoing are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, technology and any Products or processes that are the subject of any of the foregoing.

2.5 Because the Invention was made under funding provided by the United States Government, Licensed Products, the Invention, and any products embodying the Invention sold in the United States will be substantially manufactured in the United States, unless the Licensee obtains a waiver of such requirement from the NIH under 35 U.S.C. § 204.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.	SUBLICENSES

3.1 The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with the right to further sublicense as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. Each and every sublicense will include all of the rights of, and will require the performance of all the obligations due to, The Regents and HHMI (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.2 (Minimum Annual Royalty) and Paragraphs 20.4 and 20.6 (reimbursement of Patent Prosecution Costs). Licensee may grant its Sublicensee the further right to grant sublicense rights under any of the rights granted by The Regents to Licensee hereunder but only to the extent needed for the research, development (including for the purposes of conducting pre-clinical and clinical trials, and seeking regulatory approval for commercialization), manufacture and/or commercialization of Licensed Product and/or Licensed Methods; provided that each and any such further Sublicensees shall be bound by the terms of this Agreement. For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense, and the Licensee will not enter into any research or development arrangements for Licensed Products or Licensed Services with any third party without granting it a sublicense, if a sublicense is required to conduct the applicable activities. For the purposes of this Agreement, the operations of all Sublicensees with respect to the exploitation of the Patent Rights shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 In the event that The Regents and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

3.3 The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense, which may be redacted of any terms not necessary for The Regents to confirm compliance with the terms of this Agreement or Sublicense Fees paid by the Licensee (along with a summary of the material terms

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of each such sublicense) and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents under the terms of this Agreement. The Licensee will guarantee all monies due The Regents from Sublicensees under the terms of this Agreement. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Royalty required to be paid under Paragraph 8.1 below, then the Licensee will pay to The Regents a total amount equal to the Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 8.1. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees under the terms of this Agreement.

3.4 If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.5 Upon any termination of this Agreement for any reason, all sublicenses granted by Licensee shall survive termination as direct licenses from The Regents to the Sublicensees; provided that The Regents will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than, those rights and obligations contained in this Agreement; and provided further, that at such time such Sublicensee is not in breach of any of its obligations under the sublicense granted to it by Licensee. Moreover, The Regents will have the sole right to modify each such surviving license to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties, and Minimum Annual Royalties, directly to The Regents by the Sublicensee as if it were the Licensee at the rate with respect to Earned Royalties, and the amount with respect to Minimum Annual Royalties, set forth in this Agreement, with the Minimum Annual Royalties allocated proportionately among Sublicensees, if more than one.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.	PAYMENT TERMS

4.1 Paragraphs 1.8, 1.9, 1.10 and 1.15 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.12. Sublicense Fees with respect to any Attributed Income shall accrue to The Regents [*]. If Licensee is unable for any reason to make such payment, the parties agree to discuss the matter in good faith to arrange for payment under terms reasonably acceptable to The Regents before the provisions of Article 14 (Termination by The Regents) of the Agreement will apply.

4.2 The Licensee will pay to The Regents all License Maintenance Fees pursuant to Paragraph 6, Sublicense Fees pursuant to Paragraph 7, Earned Royalties and Minimum Annual Royalties pursuant to Paragraph 8, and Milestone Payments pursuant to Paragraph 9 payable to The Regents [*]. Each payment for License Maintenance Fees, Sublicense Fees, Earned Royalties and Minimum Annual Royalties, Sublicense Fees and Milestone Payments will be for amounts which have accrued [*].

4.3 All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate used with respect to any foreign currency will be the average exchange rate quoted in The Wall Street Journal for the purchase of United States dollars during the last thirty (30) days of the reporting period.

4.4 Sublicense Fees and Earned Royalties accrued in any country outside the United States may be reduced by any taxes, fees or other charges imposed by the government of such country (“withholding taxes”), except as and to the extent the Licensee is able to avail itself of a tax credit for such withholding taxes in the year in which such amounts were paid.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5 Notwithstanding the provisions of Article 27 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is granted or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars as described in Paragraph 4.3, and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

4.6 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any Earned Royalties or Minimum Annual Royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of such Earned Royalties or Minimum Annual Royalties due hereunder to the extent that the Licensee is licensed by The Regents under one or more Valid Claims within the Patent Rights with respect to Licensed Products or Licensed Services.

4.7 No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products or Licensed Services Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products or Licensed Services Sold to, or otherwise exploited for, the United States Government by an amount equal to the Earned Royalty for such Licensed Products or Licensed Services that otherwise would have been due The Regents. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

4.8 In the event that License Maintenance Fees, Sublicense Fees, Earned Royalties and Minimum Annual Royalties, Sublicense Fees and Milestone Payments, or reimbursements for Patent Prosecution Costs, owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [*] simple interest per annum. Such interest will be calculated from the date payment was due until such payment was actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.	LICENSE ISSUE FEE

5.1 The Licensee will pay to The Regents a license issue fee of thirty thousand dollars ($30,000) within [*]. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement. The Regents acknowledges and agrees that as of the Amendment Effective Date, the license issue fee has been paid by the applicable due date, and the Licensee has no outstanding obligations or liabilities under this Section 5.1 as of such date.

5.2 In addition, within [*] of either (i) closing of the initial public offering of the common stock of the Licensee pursuant to a registration statement filed with the Securities and Exchange Commission (“IPO”) or (ii) closing of a Liquidation Event, as defined in Licensee’s certificate of incorporation (as amended from time to time), Licensee, subject to the terms of Paragraph 5.3, shall make to The Regents a cash payment equal to 50,000 times $P, where $P is either the IPO price per share of common stock or in the case of a merger or acquisition Liquidation Event, the average price per share paid for all common stock acquired by the merged or acquiring company (“Indexed Milestone Payment”). For clarity, the Regents shall receive the payment that the holder of 50,000 shares of common stock would receive in such merger or acquisition upon the closing of such merger or acquisition (but excluding any amounts withheld in escrow until such time as such escrow is released). The obligation of the Licensee to make this Indexed Milestone Payment shall be a one-time payment obligation and will survive termination or expiration of this Agreement and, in the case of payment as a result of provision (ii) of this Section 5.2, such payment shall be subordinate to the liquidation preferences of any Preferred Stock of Licensee as set forth in Licensee’s then current Certificate of Incorporation.

5.3 After the Effective Date, if the outstanding shares of common stock of Licensee shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of common stock, the number specified above (initially 50,000) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. After the Effective Date, if the outstanding shares of common stock shall be combined (by reclassification or otherwise) into a lesser number of shares of common stock, the number specified above (initially 50,000) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	LICENSE MAINTENANCE FEE

The Licensee will also pay to The Regents a license maintenance fee of thirty thousand dollars ($30,000) beginning on the two-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if, on that date, the Licensee is Selling or otherwise exploiting Licensed Products or Licensed Services and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product or Licensed Services. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7.	PAYMENTS ON SUBLICENSES

7.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

7.1.1	With respect to Attributed Income from any Sublicense of Patent Rights, other than [*]:

7.1.1.1	[*]of all such Attributed Income for any Sublicense granted [*];

7.1.1.2	[*] of all such Attributed Income for any Sublicense granted [*];

7.1.1.3	[*]of all such Attributed Income for any Sublicense granted [*];

7.1.1.4	[*] of all such Attributed Income for any Sublicense granted [*]; or

7.1.1.5	[*] of all such Attributed Income for any Sublicense granted [*].

7.1.2	With respect to Attributed Income from a Sublicense of Patent Rights with regards [*]:

7.1.2.1	[*].

8.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1 The Licensee will also pay to The Regents the following earned royalty, with respect to cumulative Net Sales by the Licensee, Affiliates, Joint Ventures and Sublicensees, in a given calendar year (collectively, the “Royalty”):

(i) [*] of cumulative annual Net Sales of Licensed Product (other than Third Party Compounds) up to and including [*]; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) [*] of cumulative annual Net Sales of Third Party Compounds up to and including [*]; and

(iii) [*] of any amount of annual Net Sales of Licensed Product (other than Third Party Compounds) in excess of [*]; and

(iv) [*] of any amount of annual Net Sales of Third Party Compounds in excess of [*].

8.2 The Licensee will also pay to The Regents a minimum annual royalty of fifty thousand dollars ($50,000) for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product, Licensed Service or Licensed Method. The minimum annual royalty will be paid to The Regents by [*] of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and, in the event that such pro-rated minimum annual royalty amount exceeds Earned Royalties paid to The Regents in the remainder of the calendar year in which the first Sale of Licensed Product, Licensed Service or Licensed Method was made, the difference between the pro-rated minimum annual royalty for the first calendar year and the sum of the amount of Earned Royalties paid and to be paid to The Regents in such first year will be due the following [*] (along with the minimum annual royalty payment for the second calendar year).

8.3 Notwithstanding Paragraph 8.1, if Licensee finds it necessary or desirable to obtain a license under a patent of one or more third parties to make, sell, offer for sale or import a Licensed Product, and if the combined royalty due to UCSF and these unaffiliated third party(ies) exceeds [*], then the royalty to be paid to UCSF by Licensee shall be reduced by the amount determined by the following formula: [*], in which [*]. However, in no event shall the amount paid to UCSF be reduced below [*] of the original royalty amounts due UCSF. Furthermore, at the time that the first royalty payment reduction described in this Paragraph 8.3 with respect to any Licensed Product occurs, Licensee shall pay to The Regents a one-time, non-refundable, non-creditable payment of [*].

8.4 With respect to each Licensed Product, if Licensee is obligated to make royalty payments to The Regents under this Agreement and under the T3 Licensed Agreement on the Net Sales of such Licensed Product, then Licensee shall make royalty payments under this Agreement, and shall have no obligation to pay and The Regents shall have no right to receive royalties under the T3 License Agreement on the Net Sales of such Licensed Product.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.	MILESTONE PAYMENTS

9.1 With respect to a Therapeutic Licensed Product that is not a Third Party Compound, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts on a one-time basis, for the first such event to occur:

9.1.1	[*] upon [*];

9.1.2	[*] upon [*];

9.1.3	[*] upon [*];

9.1.4	[*] upon [*];

9.1.5	[*] upon [*]; and

9.1.6	[*] upon [*].

9.2 With respect to a Diagnostic Licensed Product, the Licensee will pay to The Regents the non-refundable, non-creditable fee in amount of [*] upon [*].

9.3 For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.6 and in Paragraph 9.2 will be payable only once with respect to only the first Licensed Product to achieve such milestone, regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture or Sublicensee.

9.4 All milestone payments due hereunder are due to The Regents within [*] after the occurrence of the applicable milestone event.

10.	DUE DILIGENCE

10.1 The Licensee will secure financing in the amount of at least [*] by [*] (“Financing Period”). In the event the Licensee is unable to attain financing within the Financing Period, The Regents, in its sole discretion, will have the option of extending the Financing Period by an additional [*] prior to triggering the provisions of Paragraph 10.5 and 10.7 below, provided the Licensee can demonstrate its diligent efforts (with reasonable supporting documentation) to meet the above milestone. As of the Amendment Effective Date, The Regents acknowledges and agrees that the Licensee has secured such financing and that the Financing Period was extended pursuant to this Section 10.1 such that the provisions of Paragraphs 10.5 and 10.7 were not triggered.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.2 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and, if successful, seeking of regulatory approval and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

10.3 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

10.4 The Licensee will:

10.4.1	[*] within [*];

10.4.2	[*] within [*];

10.4.3	[*] within [*];

10.4.4	[*] within [*];

10.4.5	[*] within [*]; and

10.4.6	fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement.

10.5 If the Licensee does not satisfy its obligations under any of the provisions of this Article 10, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 10.6 below. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

10.6 The Regents recognizes that there are uncertainties associated with the development of therapeutic products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA), and that it may be necessary from time to time to amend the milestones under Subparagraphs 10.4.1 through 10.4.6. Accordingly, The Regents agrees to extend each such milestone under Subparagraphs 10.4.1 through 10.4.6 for up to one (1) year provided that Licensee can demonstrate to The Regents its diligent efforts with supporting documentation, at no cost to the Licensee for the first extension. Additional one (1) year extensions are available for any milestone provided that Licensee can continue to

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

demonstrate its diligent efforts with supporting documentation and pays an additional extension fee of [*]. An extension will extend all remaining milestones in Subparagraphs 10.4.1 through 10.4.6 by the applicable time period. Notwithstanding the foregoing, in the event that unforeseen circumstances warrant amendment of Licensee’s development plan, and Licensee can demonstrate its diligent efforts (with reasonable supporting documentation) to meet the milestones above to The Regents’ satisfaction (based solely on the Regents’ assessment of Licensee’s demonstration and supporting documentation), Licensee and The Regents will agree to negotiate in good faith a revision to the foregoing milestones.

10.7 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for failure to satisfy its obligations under any of the paragraphs of this Article 10 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has [*] to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured (or that a plan to cure has been established where such deficiency is not susceptible to cure within such [*] period) by the end of the [*] period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide [*] notice as set forth in Article 14 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

11.	PROGRESS AND ROYALTY REPORTS

11.1 Beginning on [*], and [*] thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 11.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’ or Sublicensee’s) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 10 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of a Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

11.2 Progress reports submitted under Paragraph 11.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 10 (Due Diligence) above:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.1	a summary of efforts to get funding;

11.2.2	a summary of work completed as of the submission date of the progress report;

11.2.3	key scientific discoveries under Patent Rights as of the submission date of the progress report;

11.2.4	a summary of work in progress under Patent Rights as of the submission date of the progress report;

11.2.5	current schedule of anticipated events and milestones under Patent Rights, including those event and milestones specified in Article 10 (Due Diligence);

11.2.6

commencing [*] before the anticipated date of receiving FDA approval of a first Licensed Product or a first Licensed Service, a summary of market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

11.2.7	a summary Sublicensees’ activities relating to the above items, if there are any Sublicensees; and

11.2.8	a summary of resources (dollar value) spent in the reporting period.

11.3 If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within [*] of termination or expiration.

11.4 The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees. The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within [*] of the change in status.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.5 The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

11.6 Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make [*] Earned Royalty and Sublicensee Fee reports to The Regents on or before [*] of each year. Each Earned Royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarters and will, at a minimum, show:

11.6.1

the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) and any Service Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

11.6.2	the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

11.6.3	the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

11.6.4

the Earned Royalties, in United States dollars, payable with respect to Net Sales and Service Income after, in each year, credit for the minimum annual royalty paid to The Regents for such year pursuant to Paragraph 8.2;

11.6.5	the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

11.6.6	the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

11.6.7	the exchange rates used, if applicable;

11.6.8	the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration; and

11.6.9

for each Licensed Product and each Licensed Service, the specific Patent Rights identified by UC Case Number exercised by the Licensee or any Affiliate, Joint Venture or Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product and/or using, selling or offering for Sale such Licensed Service.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.7 If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent Earned Royalty and Sublicense Fee report.

12.	BOOKS AND RECORDS

12.1 The Licensee will keep, and will use reasonable commercial efforts to cause Affiliates, Joint Ventures and Sublicensees to keep, accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Attributed Income, all Service Income and other amounts to be paid to The Regents hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least [*] after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during regular office hours after not less than [*] prior written notice, and not more frequently than once during any calendar year, to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

12.2 The Regents shall pay the fees and expenses of such examination. If, however, an error of more than [*] of the Earned Royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within [*] of the examination results.

13.	LIFE OF THE AGREEMENT

13.1 Unless otherwise terminated by operation of law, Paragraph 13.2 or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2 This Agreement will automatically terminate as permitted under applicable law without the obligation to provide [*] notice as set forth in Article 14 (Termination By The Regents) if a petition for relief under the United States Bankruptcy Code is filed by or against the Licensee as a debtor or alleged debtor and is not dismissed within [*] days after filing.

13.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 3.5	Survival of Sublicenses
Paragraph 4.8	Late Payments
Article 5	License Issue Fee and Indexed Milestone Payment
Article 7	Payments on Sublicenses
Article 8	Earned Royalties and Minimum Annual Royalties
Article 12	Books and Records
Article 13	Life of the Agreement
Article 16	Disposition of Licensed Products and Licensed Services on Hand Upon Termination or Expiration
Article 17	Use of Names and Trademarks
Article 18	Limited Warranty
Article 19	Limitation of Liability
Paragraphs 20.4 and 20.6	Patent Prosecution and Maintenance
Article 23	Indemnification
Article 24	Notices
Article 25	Assignability
Article 28	Governing Laws; Venue
Article 31	Confidentiality
Paragraph 32.7	HHMI Third Party Beneficiary Status

13.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 7 (Payments on Sublicenses), 8 (Earned Royalties and Minimum Annual Royalties) and 16 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

14.	TERMINATION BY THE REGENTS

If the Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within [*] after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee. For purposes hereof, Licensee shall be deemed to have failed to perform a material term if it, among other things, fails to (i) make any payment due to The Regents in accordance with this Agreement; (ii) perform the diligence obligations in accordance with and as described in Article 10; or (iii) submit progress and royalty reports in accordance with and as provided in Article 11.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.	TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of Licensee’s obligation with respect to any patents or patent applications under Patent Rights, which termination is subject to Paragraph 20.6) will be effective [*] from the effective date of such notice.

16.	DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

16.1 Upon termination (but not expiration) of this Agreement, within a period of [*] after the date of termination, the Licensee is entitled to (i) Sell all previously made or partially made Licensed Product, but no more and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties and Sublicense Fees and any other payments therefor required under this Agreement. The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.

16.2 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and Earned Royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or other payments owed to The Regents under the terms of this Agreement at the time of expiration not based on the Sale of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

17.	USE OF NAMES AND TRADEMARKS

Except as provided in this Article 17 below, nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited. Licensee may not use the name of HHMI or of any HHMI employee (including Drs. Jack Taunton and Kevan Shokat) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (i) the use is limited to accurately reporting factual events or occurrences, and (ii) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in writing in advance

18.	LIMITED WARRANTY

18.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

18.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.3	This Agreement does not:

18.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

18.3.2

express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

18.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 22 (Patent Infringement); or

18.3.4

confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

18.3.5	obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Patent Rights.

19.	LIMITATION OF LIABILITY

19.1 THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.2 EXCEPT AS SET FORTH IN ARTICLE 23 (INDEMNIFICATION), THE LICENSEE WILL NOT BE LIABLE FOR ANY LOST PROFITS, LOST BUSINESS, ENHANCED DAMAGES OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE REGENTS ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20.	PATENT PROSECUTION AND MAINTENANCE

20.1 As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 20 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice. The Regents’ counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation reasonably in advance of any deadline for filing a response so that the Licensee will be informed of the continuing prosecution and would have an opportunity to comment upon such documentation, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 31 (Confidentiality).

20.2 The Regents shall consider comments provided by the Licensee pursuant to Paragraph 20.1 and shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

20.3 The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall bear the costs relating to such application.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

20.4 The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”). Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within [*] of rebilling by The Regents. The Regents will provide a copy of such invoices to Licensee upon request. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Patent Prosecution Costs incurred by The Regents prior to the Effective Date equal approximately [*] and will be paid by the Licensee within [*]. The Regents acknowledges and agrees that as of the Amendment Effective Date, the Patent Prosecution Costs incurred by The Regents prior to the Effective Date have been paid by the Licensee by the applicable due date, and the Licensee has no outstanding obligations or liabilities under the preceding sentence as of such date.

20.5 The Licensee may request that The Regents obtain patent protection on the Invention in foreign countries, if available and if the Licensee so desires. The Regents will inform the Licensee of the deadlines for payment, filing or action to be taken to obtain patent protection on the Invention in foreign countries and Licensee will notify The Regents of its decision to obtain or maintain foreign patents, such notification to be provided not less than [*] prior to the deadline for any payment, filing or action to be taken in connection therewith or, if The Regents informs the Licensee of a deadline less than [*] prior to such deadline, as soon as reasonably practicable. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.

20.6 The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the [*] period after receipt by either party of a Notice of Termination when such costs are either incurred before the Notice of Termination was received or otherwise related to the termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

after the end of the [*] period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon [*] written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

20.7 The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 20 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

21.	PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with applicable patent marking laws.

22.	PATENT INFRINGEMENT

22.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other, such consent not to be unreasonably withheld or delayed. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

to initiate a suit against such infringer for infringement under Paragraph 22.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

22.2 If infringing activity of potential commercial significance by the infringer has not been abated within [*] following the date of an Infringement Notice, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent, such written consent subject to the approval of the Board of the Regents of the University of California. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

22.3 If, within [*] following the date of an Infringement Notice, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

22.4 Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit set forth above will be shortened to permit Licensee to maintain its rights under the requirements under the Act.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

22.5 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit [*], any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery [*]: (i) The Regents will receive [*] of the recovery if [*], (ii) The Regents will receive [*] of the recovery if [*], but [*], and (iii) The Regents will receive [*] of the recovery if [*]; and (b) for any recovery [*], The Regents will receive [*] of the recovery. In any suit [*], any recovery in excess of litigation costs will [*]. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).

22.6 Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

22.7 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

22.8 Any litigation proceedings will be controlled by the party bringing the suit. The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

23.	INDEMNIFICATION

23.1 The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention , and any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license by Licensee, an Affiliate and/or a Joint Venture or of any sublicense by a Sublicensee. This indemnification will include, but not be limited to, any product liability. If

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 23.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation. HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Licensee and its Sublicensees from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation~~s~~, reasonable attorney’s fees and other costs and expenses of defense) based on, resulting from, arising out of, or otherwise relating to this Agreement or the exercise of this license by Licensee, an Affiliate, a Joint Venture and/or any Sublicensee, including without any limitation cause of action relating to product liability (collectively, “Claims”). The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. If HHMI, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend the HHMI Indemnitees in accordance with this Paragraph 23.1, then HHMI may retain counsel of its choice to represent the HHMI Indemnitees, and the Licensee will pay all expenses for such representation.

23.2 The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder by Licensee, an Affiliate, a Joint Venture, and/or a Sublicensee, and will obtain, keep in force, and maintain the following insurance:

23.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows prior to first dosing in humans:

Each Occurrence	[*]
Products/Completed Operations Aggregate	[*]
Personal and Advertising Injury	[*]
General Aggregate (commercial form only)	[*]

As of the time of administration of first dosing in humans, the insurance limits shall be as follows:

Each Occurrence	[*]
Products/Completed Operations Aggregate	[*]
Personal and Advertising Injury	[*]
General Aggregate (commercial form only)	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If the above insurance is written on a claims-made form, it shall continue for [*] following termination or expiration of this Agreement. The insurance shall have a date of placement prior to or coinciding with the Effective Date of this Agreement; and

23.2.2	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

23.3 The coverage and limits referred to in Paragraph 23.2.1 and 23.2.2 above will not in any way limit the liability of the Licensee under the terms of this Article 23 (Indemnification). Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

•

Provide for thirty (30) days’ (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the i~~n~~surance coverage;

•	Indicate that The Regents and HHMI has been endorsed as an additional insured(s) under the coverage described above in Paragraph 23.2.1; and

•

Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents and HHMI.

23.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 23 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 23 (Indemnification). In the case of an HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of an HHMI Indemnitee to give prompt notice to Licensee of any Claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. The Licensee will keep HHMI informed of its defense of any Claims pursuant to this Article 23.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

24.	NOTICES

24.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

24.1.1	on the date of delivery if delivered in person; or

24.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or

24.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Principia Biopharma Inc.
400 East Jamie Court
Suite 302
South San Francisco, California 94080
Attention: President and Chief Executive Officer

In the case of The Regents:	THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA
Office of Technology Management 185 Berry Street, Suite 4603
San Francisco, California 94107
Telephone: (415) 353-4472
Facsimile: (415) 348-1579
Attention: Director
RE: UC Case Nos. SF2003-057 & SF2009-119

Payments to The Regents should be directed to:

Office of Technology Transfer
Attn.: Accounts Receivable
University of California
Office of the President
1111 Franklin Street, 5th Floor
Oakland, California 94607-5200
RE: UC Case Nos. SF2003-057 & SF2009-119

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

25.	ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by Licensee other than in accordance with this Paragraph 25 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

26.	WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

27.	FORCE MAJEURE

27.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27.2 Either party to this Agreement, however, will have the right to terminate this Agreement upon [*] prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of [*].

28.	GOVERNING LAWS; VENUE

28.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

28.2 Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

29.	GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

30.	COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

31.	CONFIDENTIALITY

31.1 The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until [*] after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Data” under the Mutual Nondisclosure Agreement and such Data will be treated as Proprietary Information hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

31.2 The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee and its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 31 (Confidentiality). In addition, the Licensee may disclose the terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner, provided that such parties are bound by a like duty of confidentiality as that found in this Article 31. Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents and to the senior administrative officials employed by HHMI and individual trustees of HHMI upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 31 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

31.3 All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within [*] after the oral disclosure.

31.4 Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

31.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

31.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

31.4.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party;

31.4.4	that recipient can demonstrate from written records was developed by or for the receiving party without reference to confidential information disclosed by the disclosing party; and

31.4.5	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

31.5 Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within [*] following the termination of this Agreement. The Licensee and The Regents will provide each other, within [*] following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

32.	MISCELLANEOUS

32.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

32.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

32.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Mutual Nondisclosure Agreement dated March 6, 2009 is hereby superseded.

32.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

32.6 This Agreement includes the attached Appendices A and B.

32.7 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement. HHMI is not a party to this Agreement and has no liability to Licensee, any sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

32.8 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

32.9 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

PRINCIPIA BIOPHARMA INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Martin Babler	By:	/s/ Karin H. Immergluck
	(Signature)		(Signature)

Name:	Martin Babler	Name:	Karin H. Immergluck
	(Please Print)		(Please Print)

Title:	CEO	Title:	Acting Director

Date:	5-9-2012	Date:	06/01/2012

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

APPENDIX A

UC Case Nos. SF2003-057 & SF2009-119

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this                    day of            , 200    , among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, California 94107; PRINCIPIA BIOPHARMA INC. (“Principia”), a                     corporation, having a principal place of business at 400 East Jamie Court, Suite 302, South San Francisco, California 94080; and [new licensee name] [(“YYY”)] a                 corporation, having a principal place of business at                                                         .

BACKGROUND

A.The Regents and Principia entered into a License Agreement effective                 (UC Control No.         -        -            ), entitled                                          (“License Agreement”), wherein Principia was granted certain rights.

B. Principia desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of Principia, and The Regents is agreeable to such substitution.

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of Principia.

2. [YYY] is substituted for Principia, provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.    The Regents releases Principia from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

PRINCIPIA BIOPHARMA INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
	(Signature)		(Signature)

Name:		Name:
	(Please Print)		(Please Print)
Title:		Title:	Director, Office of Technology Management

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please Print)

Title:

Date:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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APPENDIX B

MATERIAL TRANSFER AGREEMENT

Re:      UCSF Docket SF2003-057 and SF2009-119, [“RSK Inhibitors and Novel Electrophiles”]

Howard Hughes Medical Institute (“HHMI”) and the Regents of the University of California, acting on behalf of the University of California, San Francisco (“UCSF”; HHMI and UCSF referred to collectively herein as “Provider”), agrees to provide                                having a business address at                         (“RECIPIENT”) with certain research material requested by RECIPIENT for use by its scientist,             (“Scientist”), subject to the terms and conditions set forth in this Material Transfer Agreement (the “Agreement”).

1. The Agreement applies to the transfer of the             compounds and to any progeny, unmodified derivatives, or portions thereof (collectively, the “Material”) for use only in scientific research relating to the study of                     (the “Research”). The Material is being made available by Dr. Jack Taunton (“Investigator”) a Howard Hughes Medical Institute (“HHMI”) investigator and resulted from research conducted by Investigator at UCSF.

2. Legal title to the Material shall be unaffected by this Agreement or the transfer made hereunder, and nothing in the Agreement grants RECIPIENT any rights under any patents nor any rights to use the Material or any product(s) or process(es) derived from or with the Material for profit-making or commercial purposes. Nothing in this Agreement shall alter any rights the U.S. Government may have with respect to the Material. Except as otherwise provided in paragraph 10 of this Agreement, RECIPIENT and Scientist shall maintain the confidentiality of Provider’s proprietary information relating to the Material. RECIPIENT will hold the Material in trust solely for the purposes set forth in this Agreement.

3. UCSF has filed patent applications covering inventions relating to the Material. The Material is the subject of U.S. Patent Application Number [                     ] and assigned to The Regents of the University of California and are the subjects of an exclusive license agreement with Principia Biopharma.

4. The transfer of the Material constitutes a non-exclusive license to use the Material solely for the internal scientific research of RECIPIENT. This Agreement does not restrict UCSF’s rights to distribute the Material to other commercial or non-commercial entities. RECIPIENT agrees to negotiate in good faith a license with UCSF or UCSF’s exclusive licensee prior to making any profit-making or commercial use of the Material or any product(s) or process(es) derived from or incorporating the Material, including the screening of drug candidates. UCSF shall have no obligation to grant such a license to RECIPIENT.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5. The Material is provided to RECIPIENT for use in animals or in vitro. The Material will not be used in humans, including for purposes of diagnostic testing.

6. Any party may terminate this Agreement at any time in which case RECIPIENT will discontinue within thirty days its use of the Material until such time as a new agreement between and among the parties is established. If no new agreement is established within sixty days, RECIPIENT agrees, upon direction of Provider, to return or destroy the Material. The provisions of paragraphs 2 and 4, above, (except for the non-exclusive license) shall survive any termination of this Agreement. For the avoidance of doubt, surviving any termination or expiration of this Agreement (unless provided otherwise by Provider and RECIPIENT), is the agreement by RECIPIENT that RECIPIENT shall not use the Material or any product(s) or process(es) derived from or with the Material if for profit-making or commercial purposes.

7. Neither Scientist nor RECIPIENT nor any other person authorized to use the Material under the Agreement shall make available the Material or any portion of the Material to any person or entity other than laboratory personnel under the Scientist’s immediate and direct control. No person authorized to use the Material shall be allowed to take or send the Material to any location other than the Scientist’s laboratory without Provider’s prior written consent.

8. The Material is experimental in nature and shall be used with prudence and appropriate caution, since not all of its characteristics are known. THE MATERIAL IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. UCSF AND HHMI MAKE NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

9. If the Scientist and RECIPIENT wish to publish results of the Research, Scientist or RECIPIENT will furnish Provider with a copy of the manuscript or abstract disclosing such results prior to submission thereof to any publisher not less than thirty (30) days prior to publication to allow Provider opportunity to protect proprietary or intellectual property relating to the Material that might be contained in such disclosure. The RECIPIENT shall notify UCSF promptly after filing any patent applications claiming inventions made in the course of using the Material, and UCSF shall have the right to notify Principia Biopharma of such filings.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10. Scientist and RECIPIENT shall acknowledge Provider as the source of the Material in any publication of Research results.

11. The RECIPIENT shall, at the request of the Provider, return or destroy all unused Material.

12. In no event shall UCSF or HHMI be liable for any use by Scientist or RECIPIENT of the Material or for any loss, claim, damage, or liability, of any kind or nature, that may arise from or in connection with this Agreement or the use, handling, or storage of the Material. The RECIPIENT hereby agrees to defend, indemnify and hold harmless HHMI, UCSF and UCSF’s trustees, regents, officers, agents, and employees from any liability, claim, loss, or damage of whatsoever kind or nature that they may suffer as a result of claims, demands, costs, or judgments against them arising out of the use or disposition of the Material by the Scientist or the RECIPIENT.

13. Scientist and RECIPIENT will use the Material in compliance with all laws, governmental regulations and guidelines, including without limitation current NIH guidelines and any regulations or guidelines pertaining to research with recombinant DNA, that may be applicable to the Material.

14. This Agreement is not assignable.

15. This Agreement shall be governed by California State law. The parties hereby submit to the exclusive jurisdiction of the courts of the State of California in all matters concerning this Agreement.

AGREED AND ACCEPTED:

PRINCIPIA BIOPHARMA INC.	HOWARD HUGHES MEDICAL INSTITUTE

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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RECIPIENT: [Note: must be signed by authorized officer]

Signature:

Name:

Title:

Date:

RECIPIENT SCIENTIST:

Signature:

Name:

Title:

Date:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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